As filed with the Securities and Exchange Commission on June 6, 2013

Registration Statement No. 333-175322

Registration Statement No. 333-144617

Registration Statement No. 333-141391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

Registration Statement No. 333-175322

Registration Statement No. 333-144617

Registration Statement No. 333-141391

UNDER

THE SECURITIES ACT OF 1933

First California Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3737811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3027 Townsgate Road, Suite 300, Westlake Village, California	91361
(Address of Principal Executive Offices)	(Zip Code)

First California 2007 Omnibus Equity Incentive Plan

First California Financial Group, Inc. FCB 2005 Stock Option Plan

First California Financial Group, Inc. 1994 NMB Stock Option Plan

First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan

First California Financial Group, Inc. 2005 NMB Stock Incentive Plan

(Full title of the plans)

PacWest Bancorp

c/o Jared M. Wolff

Executive Vice President and General Counsel
10250 Constellation Blvd., Suite 1640
Los Angeles, CA 90067

(310) 286-1144
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of First California Financial Group, Inc. (the “Registrant”):

•                              File No. 333-175322, pertaining to the registration of 2,000,000 shares of Common Stock, par value $0.01 per share, of the Registrant (the “Common Stock”), issuable under the First California 2007 Omnibus Equity Incentive Plan;

•                              File No. 333-144617, pertaining to the registration of 1,000,000 shares of Common Stock, issuable pursuant to the First California 2007 Omnibus Equity Incentive Plan; and

•                              File No. 333-141391, pertaining to the registration of 1,003,648 shares of Common Stock, issuable pursuant to the First California Financial Group, Inc. FCB 2005 Stock Option Plan, the First California Financial Group, Inc. 1994 NMB Stock Option Plan, the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan and the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan.

On November 6, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PacWest Bancorp, a Delaware corporation (“PacWest”).  Pursuant to the Merger Agreement, among other transactions, on May 31, 2013 the Registrant merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 6th day of June 2013.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

PACWEST BANCORP, AS SUCCESSOR TO
FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ Jared M. Wolff
Name:	Jared M. Wolff
Title:	Executive Vice President and General Counsel of PacWest Bancorp
(successor to First California Financial Group, Inc.)

[Signature Page to FCAL S-8 Post-Effective Amendment]

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